UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No. )

Filed by the registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

RESEARCH SOLUTIONS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No Fee Required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

RESEARCH SOLUTIONS, INC.

(310) 477-0354

Supplement to Definitive Proxy Statement Dated October 12, 2023

For the 2023 Annual Meeting of Stockholders of Research Solutions, Inc.

To Be Held on November 14, 2023

EXPLANATORY NOTE

This supplement (this “Supplement”), dated October 31, 2023, supplements the 2023 Definitive Proxy Statement (the “Proxy Statement”) that was originally filed by Research Solutions, Inc. (the “Company”) with the U.S. Securities and Exchange Commission on October 12, 2023. The Proxy Statement was filed in connection with the Company’s 2023 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, November 14, 2023 at 11:00 a.m. Pacific Time, at 15260 Ventura Boulevard, 20th Floor, Sherman Oaks, California 91403.

Except as updated by this Supplement, all information set forth in the Proxy Statement remains unchanged and should be considered in casting your vote by proxy or in person at the Annual Meeting. This Supplement, our Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended June 30, 2023 are available at www.researchsolutions.com/sec-filings. From and after the date of this Supplement, all references to the “Proxy Statement” are to the Proxy Statement as supplemented by this Supplement. The Proxy Statement contains important information, and this Supplement should be read in conjunction with the Proxy Statement.

SUPPLEMENTAL DISCLOSURE CONCERNING PROPOSAL NO. 1

As a result of pre-existing obligations and commitments, Kenneth L. Gayron, nominated by our board of directors (the “Board”) to fill a vacant seat on the Board, will not commence service as a director until January 2, 2024 if elected at the Annual Meeting.

Any votes submitted with respect to Proposal No. 1 approving Mr. Gayron’s election at the Annual Meeting will remain effective, with Mr. Gayron commencing service on the Board effective January 2, 2024 if elected at the Annual Meeting.

If you are a stockholder and you have already voted, you do not need to vote again. If you would like to change or revoke your vote on any proposal, please refer to the disclosure in the Proxy Statement under “OUTSTANDING SECURITIES AND VOTING RIGHTS” for instructions on how to do so.